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                                                                    Exhibit 99.2

                          [THE GOOD GUYS! LETTERHEAD]

                                                                   PRESS RELEASE

                                                  For more information, contact:
                                                               Kristen Malacarne
                                                                ph: 214.665.1335
                                                               pgr: 888.613.2159



                            THE GOOD GUYS! COMPLETES
                        $16.25 MILLION PRIVATE PLACEMENT


         SAN FRANCISCO, August 20, 1999 -- The Good Guys! (Nasdaq: GGUY), a leading specialty retailer of consumer entertainment electronics, today announced the completion of a private placement of $16.25 million, or 3.25 million shares, of its common stock.

         The proceeds of the offering will be used to support the enhancement of the company's inventory to reflect a focus on digital and high-tech consumer entertainment electronics, in advance of the holiday season. In addition, proceeds will facilitate the previously announced restructuring, which includes the elimination of computers and home office products from The Good Guys! product line.

         "This is a critical milestone in our overall strategy to return The Good Guys! to profitability," said Ronald A. Unkefer, founder, chairman and CEO, The Good Guys!. "This infusion of cash gives us greater flexibility to adjust our product mix and will help us achieve our short-term goals faster and more efficiently."

         Under the terms of the private placement agreement, investors purchased
3.25 million restricted shares of the company's common stock at $5 a share and received warrants exercisable for three years to purchase 1.625 million additional common shares at a price of $6.125 a share. Net proceeds to the company from the offering will be approximately $15,350,000.

         The private placement, primarily to institutional investors, was led by the investment firm of Morgan Keegan & Company. With the completion of the offering, The Good Guys! has a total of 19,597,333 shares of common stock outstanding.

         The Good Guys! also reported that it is negotiating a bank credit facility to provide an expanded borrowing capacity. The three-year facility would increase the company's line of credit to $100 million.





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         The Good Guys! is a leading specialty retailer of consumer entertainment electronics, operating a total of 79 stores in California, Washington, Oregon and Nevada, and marketing a broad range of high quality, name brand products and related services. For more information on The Good Guys!, including news releases, product information and store locations, visit www.thegoodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to, the Company's current restructuring program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix and economic conditions.



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